Exhibit 11

                             WASTE INDUSTRIES, INC.
                       COMPUTATION RE: EARNINGS PER SHARE

                                                        Pro forma (1)
                                                      Three Months Ended
                                                            March 31,

                                                     1998            1999
                                                     ----            ----

Net income                                      $  2,353,751    $  2,851,606
                                                ============    ============

Weighted average number of common shares
  issued and outstanding - Basic                  12,651,701      13,501,905

Incremental shares under
  stock option plans                                 385,980         357,608
                                                ------------    ------------

Weighted average shares outstanding - Diluted     13,037,681      13,859,513
                                                ------------    ------------

Basic earnings per share                        $       0.19    $       0.21
                                                ============    ============

Diluted earnings per share                      $       0.18    $       0.21
                                                ============    ============

(1) Pro forma basic and diluted earnings per share computations are based on the weighted-average common stock outstanding and include the dilutive effect of stock options using the treasury stock method. Common stock outstanding used to compute the weighted-average shares was retroactively adjusted for the acquisition of entities under common control during the quarter ended March 31, 1998, and for the merger with entities under the pooling of interest method during 1998.


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